As filed with the Securities and Exchange Commission on March 12, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

TUPPERWARE BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-4062333
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14901 South Orange Blossom Trail, Orlando, Florida	32837
(Address of Principal Executive Offices)	(Zip Code)

Non-Plan Inducement Performance Unit Award for Miguel Angel Fernandez Calero
Non-Plan Inducement Restricted Stock Unit Award for Miguel Angel Fernandez Calero
Non-Plan Inducement Performance Unit Award for Richard Goudis
Non-Plan Inducement Non-Qualified Stock Option for Richard Goudis
(Full title of the plan)

Karen M. Sheehan
Executive Vice President, Chief Legal Officer & Secretary
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, Florida 32837
(407) 826-5050
(name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filler,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value	200,000	$2.295(2)	$459,000.00(2)	$59.58(2)
Common stock, $0.01 par value(3)	N/A	N/A	$900,000	$116.82
Common stock, $0.01 par value(4)	N/A	N/A	$600,000	$77.88
Common stock, $0.01 par value	800,000	$2.295(2)	$1,836,000.00(2)	$238.31(2)
Common stock, $0.01 par value	1,000,000	$2.295(2)	$2,295,000.00(2)	$297.89(2)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock that may become issuable in respect of the securities identified in the above table to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on March 9, 2020.

(3) Representing the maximum aggregate value of the shares of common stock reserved for issuance pursuant to a non-plan inducement performance unit award.
(4) Representing the maximum aggregate value of the shares of common stock reserved for issuance pursuant to a non-plan inducement restricted stock unit award.

Explanatory Note
This Registration Statement on Form S-8 is being filed by Tupperware Brands Corporation (the “Company”) to register the following (collectively, the “Inducement Awards”):

(i)
200,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) reserved for issuance pursuant to a non-plan inducement performance unit award to be granted to Miguel Angel Fernandez Calero;

(ii)
The number of shares of Common Stock equal to a grant date value of $900,000 reserved for issuance pursuant to a non-plan inducement performance unit award to be granted to Miguel Angel Fernandez Calero;

(iii)
The number of shares of Common Stock equal to a grant date value of $600,000 reserved for issuance pursuant to a non-plan inducement restricted stock unit award to be granted to Miguel Angel Fernandez Calero;

(iv)	800,000 shares of Common Stock reserved for issuance pursuant to a non-plan inducement performance unit award to be granted to Richard Goudis; and

(v)	1,000,000 shares of Common Stock reserved for issuance pursuant to a non-plan inducement non-qualified stock option to be granted to Richard Goudis.

The Inducement Awards will be granted outside of the Tupperware Brands Corporation 2019 Incentive Plan, each as an “employment inducement award” under New York Stock Exchange Listing Rule 303A.08.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference
The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Tupperware Brands Corporation (the “Company”) (Commission File No. 001-11657) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 28, 2019;

(b)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between December 28, 2019 and the date of the filing of this Registration Statement (in each case, to the extent the information therein has been filed and not “furnished”); and

(c)
The description of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), contained in the Company’s registration statement on Form 10 filed with the Commission under Section 12 of the Exchange Act on March 4, 1996, including Amendment No. 1 filed April 16, 1996, Amendment No. 2 filed April 26, 1996 (as further amended April 29, 1996), Amendment No. 3 filed May 1, 1996 and Amendment No. 4 filed May 22, 1996, and including any subsequent amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed (but not “furnished”) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.
Tupperware Brands Corporation
Certificate of Incorporation. In accordance with Section 102(b)(7) of the DGCL, the Company’s Restated Certificate of Incorporation provides that directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.

While the Company’s Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Restated Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to the Company’s officers who are not directors.
The Company’s Restated Certificate of Incorporation provides that each person who is or was, or has agreed to become, a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including a subsidiary of the Company, will be indemnified and held harmless by the Company, in accordance with the Company’s Amended and Restated By-laws, to the fullest extent authorized by the DGCL as currently in effect (or, to the extent indemnification is broadened, as it may be amended). In addition, the Company may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Restated Certificate of Incorporation.
By-laws. The Company’s Amended and Restated By-laws provide that each person who is or was made a party to, or is threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, including a subsidiary of the Company, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as currently in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith. The Company’s Amended and Restated By-laws also provide that the right to indemnification conferred thereby is a contract right and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the DGCL so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) will be made only upon delivery to the Company by the director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under such provision or otherwise. The Company’s Amended and Restated By-laws further provide that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.
The Company’s Amended and Restated By-laws provide that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. It further provides that while it is a defense to such an action that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the DGCL, the burden of proving such defense will be on the Company and neither the failure of the Company’s Board of Directors to have made a determination prior to the commencement of such action that indemnification is proper, nor an actual determination by the Company that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
The Company’s Amended and Restated By-laws provide that the right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right that any person may have or may in the future acquire under any statute, provision of the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, agreement, vote of stockholders, vote of disinterested directors or otherwise. The Amended and Restated By-laws permit the Company to maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
D&O Insurance. The Company also maintains a standard policy of officers’ and directors’ liability insurance providing coverage to its officers and directors.

Item 7. Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant (Attached as Exhibit 3.1 to Form 10-Q, filed with the Commission on August 5, 2008 and incorporated herein by reference).
4.2	Amended and Restated By-laws of the Registrant as amended November 1, 2018 (Attached as Exhibit 3.2 to Form 10-Q, filed with the Commission on November 2, 2018 and incorporated herein by reference).
*5.1	Opinion of Sidley Austin LLP.
*10.1	Offer Letter dated as of March 11, 2020 by and between Miguel Angel Fernandez Calero and the Registrant.
*10.2	Offer Letter dated as of March 11, 2020 by and between Richard Goudis and the Registrant.
*23.1	Consent of PricewaterhouseCoopers LLP.
*23.2	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1).
*24.1	Power of Attorney.

* Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 12th day of March, 2020.

TUPPERWARE BRANDS CORPORATION

By:	/s/ Karen M. Sheehan
Karen M. Sheehan
Executive Vice President, Chief Legal Officer & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Christopher D. O’Leary	Interim Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2020
Christopher D. O’Leary

/s/ Cassandra Harris	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 12, 2020
Cassandra Harris

/s/ Madeline Otero	Vice President and Controller (Principal Accounting Officer)	March 12, 2020
Madeline Otero

*	Non-Executive Chairman and Director	March 12, 2020
Susan M. Cameron

*	Director	March 12, 2020
Catherine A. Bertini

*	Director	March 12, 2020
Kriss Cloninger III

*	Director	March 12, 2020
Meg Crofton

*	Director	March 12, 2020
Aedhmar Hynes

*	Director	March 12, 2020
Angel R. Martinez

*	Director	March 12, 2020
Richard T. Riley

*	Director	March 12, 2020
Joyce M. Roche

*	Director	March 12, 2020
M. Anne Szostak

By:	/s/ KAREN M. SHEEHAN
Karen M. Sheehan
As Attorney-in-Fact for the individuals noted above with an asterisk